Exhibit 99.2

Metromedia International Group, Inc. Announces Appointment of Two New Independent Directors to the Company's Board Of Directors

    CHARLOTTE, N.C.--(BUSINESS WIRE)--June 25, 2004--Metromedia International Group, Inc. (the "Company" or "MIG") (currently traded as: OTCPK:MTRM - Common Stock and OTCPK:MTRMP - Preferred Stock), the owner of interests in various communications and media businesses in Russia and the Republic of Georgia, today announced that it has increased the size of its Board of Directors by two from seven to nine members and elected Messrs. David Gale and Wayne F. Henderson to the two newly created Director positions. This action was taken at a meeting of the Company's Board of Directors on June 23, 2004 pursuant to an agreement (the "Agreement") reached earlier with certain holders (the "Participating Preferred Stock Holders") of the Company's 7.25% Cumulative Convertible Preferred Stock (the "Preferred Stock"). The election of Messrs. Gale and Henderson to the Board, both of whom were recommended by the Participating Preferred Stock Holders, affirmatively addresses a right of holders of the Preferred Stock to place two members on the Board in the event the Company fails to pay a Preferred Stock dividend for six consecutive quarters.
    The Participating Preferred Stock Holders have represented to the Company that they hold discretionary authority (including the power to vote) with regard to 2,403,205 shares or approximately 58% of the outstanding 4,140,000 shares Preferred Stock. Under the terms of the Agreement, the Participating Preferred Stock Holders irrevocably waived the right to request a special meeting of holders of Preferred Stock (i.e. holders of Voting Rights Class as defined in the Company's Charter) to elect directors or take any action to request such a meeting; such waiver to remain effective until immediately after the next annual meeting of MIG's stockholders is held. In consideration of this waiver, Messrs. Gale and Henderson were elected as Class III Directors, and therefore their terms will expire at MIG's next annual meeting of stockholders. At the next annual meeting, the holders of Preferred Stock will have the right to vote separately as a class for the election of two directors. It is expected that Mssrs. Gale and Henderson will be nominated for election by the holders of Preferred Stock to fill these two directorships.
    David Gale, 45, is President of Delta Dividend Group, Inc., an investment firm and member of the Pacific Exchange that invests primarily for its own account in preferred stocks and corporate bonds. Previously, he was a Managing Director at Lehman Brothers where he was responsible for the company's preferred stock sales and trading area that generated over $40 million per annum. Prior to Lehman Brothers, he was a Principal at Morgan Stanley where he established the firm's preferred stock trading desk within the fixed income division and managed the preferred stock sale and trading area. Over the past 10 years, Mr. Gale has served as a Director on the Boards of several publicly traded companies, including Preferred Income Funds, three closed mutual funds with combined assets of just under $700 million; Stone Container Corporation, a paper company operating in the production and marketing of commodity pulp, paper and packaging products with operations in the U.S., Canada, Europe, China, Japan, Taiwan, Argentina, Chile, and Venezuela; and FreeRealTime.com, a Web-centric financial media company providing investors with comprehensive, real-time financial information. Mr. Gale received his M.B.A. from Harvard University and has attended the Director's College at Stanford Law School.
    Wayne F. Henderson, 62, is currently president of Capital Dynamics, International, a consulting firm providing ICT (information communications technology) strategic planning and enterprise solutions for corporate and government clients. His clients have included:
Lockheed Martin; Motorola; Telecom Italia; Sumitomo; The President and Cabinet of Ministers of Turkmenistan; The President of Bolivia; and the U.S. Trade and Development Agency. Mr. Henderson is a former executive that served with Illinois Bell and AT&T prior to founding Capital Dynamics in 1990. Mr. Henderson received his B.S. in Industrial Engineering and Industrial Management - Finance from Purdue University and has completed Executive Programs at the Aspen Institute and Stanford University. Mr. Henderson is also a decorated Marine veteran of Vietnam.
    In making these announcements, Mark Hauf, Chairman and Chief Executive Officer, commented: "David Gale and Wayne Henderson are welcome additions to the Board and will provide further independent voice and objective perspective as the Board navigates through the complex task of restructuring the Company's balance sheet. I am confident that the business and financial experience these gentlemen bring will positively contribute to our continuing ability to meet the highest corporate governance standards."
    Mr. Hauf further commented: "The negotiated agreement reached with a majority of our Preferred Stock holders that resulted in these new Board appointments is clearly in the best interest of the Company and all of its stockholders. It avoided the time and expense that would be required to arrange a special meeting of Preferred Stock holders, while still assuring that designees of a majority of these stockholders hold seats on the Board. The Board is currently evaluating the timing of the Company's next annual meeting of stockholders and will provide guidance concerning the meeting date within the next four to five weeks."

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns communications and media businesses in Russia, Europe and the Republic of Georgia. These include mobile and fixed line telephony businesses, wireless and wired cable television networks and radio broadcast stations. The Company has focused its principal attentions on continued development of its core telephony businesses in Russia and the Republic of Georgia, while undertaking a program of gradual divestiture of its non-core media businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in the Republic of Georgia. The Company's remaining non-core media businesses consist of 18 radio businesses operating in Finland, Hungary, Bulgaria, Estonia, and the Czech Republic and one cable television network in Lithuania.

    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the Company's plans to restructure its balance sheet and schedule the Company's next annual meeting of its stockholders. Other factors that could cause or contribute to such risks and uncertainties include, but are not limited to the completion of the Company's reorganization of its internal support processes and various other factors beyond the Company's control. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report, the Company's Form 10-Q for the fiscal quarter ended March 31, 2004 and its most recently filed Form 8-K reports (dated March 4, 2004, March 18, 2004, March 31, 2004, April 5, 2004, April 26, 2004, May 7, 2004 and May 18, 2004).
The Company is not under, and expressly disclaims, any obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.
    Please visit our Web site at www.metromedia-group.com.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7383
             investorrelations@mmgroup.com